UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2015

Ecrypt Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado

(State or Other Jurisdiction of Incorporation)

000-1449574	32-0201472
(Commission File Number)	(IRS Employer Identification No.)

2028 E Ben White Blvd, Suite 240-2835, Austin, Texas	78741
(Address of Principal Executive Offices)	(Zip Code)

(866) 204-6703

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 20, 2015, Ecrypt Technologies, Inc. (the "Company") entered into a Settlement Agreement (the "Micro-Tech Settlement Agreement") with Micro-Tech Industries, Ltd., lender and preferred shareholder of the Company ("Micro-Tech"). Micro-Tech owns 839,500 shares of the Company's 2,622,500 issued and outstanding shares of Series A Convertible Preferred Stock (the "Micro-Tech Preferred Stock"). On or about July 14, 2015, Global Capital Partners, LLC, returned 2,377,500 shares of Series A Convertible Preferred Stock to the Company's transfer agent for cancellation pursuant to its settlement agreement with the Company previously reported in the Company's Current Report on Form 8-K filed on June 16, 2015, and after that cancellation, there were only 2,622,500 shares of Series A Convertible Preferred Stock issued and outstanding. Pursuant to the Micro-Tech Settlement Agreement, Micro-Tech agreed to immediately return all of the Micro-Tech Preferred Stock to the Company for cancellation in consideration for the Company issuing 7,975,250 shares of common stock to Micro-Tech.

Also on July 20, 2015, the Company entered into a Settlement Agreement (the "Whonon Settlement Agreement") with Whonon Trading S. A., lender and preferred shareholder of the Company ("Whonon"). Whonon owns 1,783,000 shares of the Company's 2,622,500 issued and outstanding shares of Series A Convertible Preferred Stock (the "Whonon Preferred Stock"). Pursuant to the Whonon Settlement Agreement, Whonon agreed to immediately return all of the Whonon Preferred Stock to the Company for cancellation in consideration for the Company issuing 16,938,500 shares of common stock to Whonon.

The foregoing descriptions of the Micro-Tech Settlement Agreement and the Whonon Settlement Agreement and the terms thereof are qualified in their entirety by the full text of such agreements, which are filed as Exhibits 10.1 and 10.2 to, and incorporated by reference in, this report.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 17, 2015, the Company completed the acquisition of assets of Dependable Critical Infrastructure, Inc. ("DCI") previously reported in the Company's Current Report on Form 8-K filed on June 9, 2015. The Company purchased contract rights, office furniture, an IBM server, a 2011 Chevrolet Silverado 2500 Diesel truck, and accounts receivable after January 1, 2015, from DCI. The Company's CEO and one of its director, Dr. Cellucci, is the CEO, one of the directors, and a minority owner of DCI. The purchase price of the assets was $200,000, paid on or about June 19, 2015, 30,184,528 shares of common stock issued between July 9, 2015 and July 17, 2015, and 264,503 shares of Series B Preferred Stock issued on July 17, 2015.

Item 3.02 Unregistered Sales of Equity Securities.

On July 9, 2015, the Company issued 30,184,496 shares of common stock to five of the six owners of DCI pursuant to the Company's acquisition of assets from DCI described herein, and on July 17, 2015, the Company issued an additional 32 shares of common stock and 264,503 shares of Series B Preferred Stock to the remaining owner of DCI. The issuances of these shares were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as there was no general solicitation, and the transactions did not involve a public offering.

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Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 9, 2015, the Company amended its Articles of Incorporation in the State of Colorado to designate a series of preferred stock, the Series B Preferred Stock. 350,000 shares of preferred stock were designated as Series B Preferred Stock. Each share of Series B Preferred Stock is convertible at the election of the holder into 100 shares of common stock, subject to a 4.9% beneficial ownership limitation, but has no voting rights until converted into common stock. The holders of the Series B Preferred Stock do not have any rights to dividends or any liquidation preferences.

July 20, 2015, the Company amended its Articles of Incorporation in the State of Colorado to designate a series of preferred stock, the Series C Preferred Stock. 1,000,000 shares of preferred stock were designated as Series C Preferred Stock. Each share of Series C Preferred Stock is convertible at the election of the holder into 100 shares of common stock, and entitles the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. The holders of the Series C Preferred Stock do not have any rights to dividends or any liquidation preferences.

The foregoing descriptions of the rights and preferences Series B Preferred Stock and Series C Preferred Stock are qualified in their entirety by the full text of the Certificates of Designation, which are filed as Exhibits 3.1 and 3.2 to, and incorporated by reference in, this report.

Item 9.01 Financial Statements and Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this report:

3.1	Certificate of Designation of Series B Preferred Stock.

3.2	Certificate of Designation of Series C Preferred Stock.

10.1	Micro-Tech Settlement Agreement dated July 20, 2015.

10.2	Whonon Settlement Agreement dated July 20, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECRYPT TECHNOLOGIES, INC.

Date: July 23, 2015	By:	/s/ Thomas A. Cellucci
Thomas A. Cellucci
Chief Executive Officer

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